TBS International plc Reports First Quarter 2010 Financial Results

DUBLIN, IRELAND – May 10, 2010 - TBS International plc (NASDAQ: TBSI) announced today its financial and operating results for the first quarter ended March 31, 2010.

First Quarter Ended March 31, 2010 Highlights:

Metric	Q1 2010	Q1 2009
Revenue (thousands)	$100,069	$71,158
Net (Loss) (thousands)	$(7,843)	$(21,288)
EPS (basic and diluted)	$(0.26)	$(0.71)
Weighted Average Number of Shares (basic and diluted)	29,887,632	29,817,405
EBITDA (thousands) (1)	$23,246	$4,853
Drydock Days	73	154

Freight Voyages
Average Daily Voyage TCE	$14,511	$11,685
Freight Voyage Days	2,804	3,116
Tons of Cargo Shipped (thousands)	2,674	2,148
Average Freight Rate for All Cargoes	$27.81	$30.04
Average Freight Rate excluding Aggregates	$52.84	$44.78
Bunker Cost/Voyage Day	$6,289	$4,533

Time Charter out Voyages
Average Daily Time Charter TCE	$16,299	$5,947
Time Charter Days	1,337	887

(1)	EBITDA is a non-GAAP financial measure. Please refer to “Non-GAAP Reconciliations” following the financial statements included in this press release for a reconciliation of EBITDA to Net (Loss).

Management Commentary:

Joseph E. Royce, Chairman, Chief Executive Officer and President stated:  “TBS is making positive progress in emerging from the economic crisis and financial malaise that has affected world trade.  Our handymax and handysize bulk carriers have enabled us to benefit from improving freight rates for the carriage of bulk cargoes.  Our multipurpose tweendeckers showed marked improvement in Q1 2010 in both cargo volumes and freight rates as our traditional customer base increased exports of steel, liner, project and general cargoes.  We are optimistic that the volume of finished goods cargoes we carry will continue to improve throughout 2010 and that TBS will return to a more balanced rotation of its tweendecker fleet in the second half of this year.

In Q1 2010, top line revenues, average daily Time Charter Equivalent (“TCE”) voyage earnings and EBITDA showed marked improvement over Q1 2009.  Commencing with Q3 2009, we have also experienced steady quarterly improvement in top line revenues, average daily TCE and EBITDA.

Equally important, as recently announced, through the leadership of TBS International’s Chief Financial Officer Ferdinand Lepere, TBS has successfully modified its loan agreements.

Our business plan is to capitalize on the alliances we built during the past year to expand the TBS brand and Five Star Service in Latin America and Africa, which we view as emerging continents, rich in energy and mineral resources that will sustain viable growth for decades to come.

Ferdinand V. Lepere, Executive Vice President and Chief Financial Officer, commented: “As a testimony of our good and strong relationships with our banks, we are pleased to report that we have successfully restructured our syndicated credit facilities led by Bank of America, The Royal Bank of Scotland and DVB Group Merchant Bank, as well as our individual credit facilities with AIG Commercial Equipment, Credit Suisse, Berenberg Bank and Commerzbank. The amendments modify the financial covenants and other terms of the credit facilities, including covenants related to TBS's collateral coverage, consolidated leverage ratio, consolidated fixed interest coverage ratio, consolidated fixed charge coverage ratio and minimum cash balance.

“TBS currently expects to be in compliance with all financial covenants and other terms of the amended credit facilities through maturity.  Accordingly, the long-term portion of the company’s outstanding debt at March 31, 2010 was classified as long-term debt on our consolidated balance sheet, thus remediating the uncertainty regarding TBS’s ability to fulfill its financial commitments as they become due, which uncertainty was the condition that raised substantial doubt about TBS’s ability to continue as a going concern.

“In the first quarter of 2010, our net debt to capitalization ratio was 36.3% a modest figure for our industry, with a cash balance of $37.8 million on March 31, 2010. In addition, we have $6.2 million of restricted cash on deposit that is to be used for our payments to the shipyard on our newbuilding program. During the quarter ended March 31, 2010, we made scheduled debt repayments in the amount of $15.5 million.

“Our newbuilding program for the six Roymar Class multipurpose tweendeckers is in progress and we have in place the requisite bank financing for them. We took delivery of our first vessel in September 2009 and our second vessel in March 2010. Of the remaining four vessels, we expect two vessels to be delivered in the second half of 2010 and two in 2011.”

First Quarter 2010 Results:
For the first quarter ended March 31, 2010, total revenues were $100.1 million, an increase of 40.6% compared to the $71.2 million for the same period in 2009. Net loss for the first quarter 2010 was $7.8 million, an improvement of 63.4% compared to $21.3 million loss for the same period in 2009.  Earnings per share on a basic and diluted basis were $(0.26) in the first quarter of 2010, calculated based on 29,887,632 shares, compared to $(0.71) for the first quarter of 2009, calculated based on 29,817,405 shares.

EBITDA, which is a non-GAAP measure, increased to $23.2 million for the quarter ended March 31, 2010 from $4.9 million in 2009. Please see “Non-GAAP Reconciliations – EBITDA” following the financial statements in this press release for a reconciliation of EBITDA to net (loss).

Revenues:
Total revenues for the first quarter of 2010 were $100.1 million and include voyage revenues of $74.4 million, time charter revenues of $22.9 million and logistics and other revenues of $2.8 million.

An average of 46 vessels (excluding off-hire) were operated during the first quarter 2010 compared to 44 vessels (excluding off-hire) during the same period in 2009.

Voyage Revenues:
Voyage revenues for the quarter ended March 31, 2010 were $74.4 million, an increase of $9.9 million or 15.3% from $64.5 million for the same period in 2009. The increase in voyage revenue is primarily attributable to the increase in the revenue tons carried.

Total cargo volume (including aggregates) increased 526,000 tons or 24.5% to 2,674,000 tons for the quarter ended March 31, 2010, from 2,148,000 tons for the same period in 2009. This increase is mainly attributable to the increase in steel products and bulk cargo transported. Non-aggregate revenue tons carried increased 86,000 tons for first quarter 2010 whereas aggregate revenue tons carried increased 440,000 tons for first quarter 2010 as compared to first quarter 2009.  Freight rates excluding aggregates increased by $8.06 per ton or 18.0% to $52.84 per ton for quarter ended March 31, 2010 from $44.78 per ton during the same period in 2009.

Average Daily Voyage Time Charter Equivalent, which is an industry standard metric reflecting the daily net earnings of a voyage after deducting all voyage expenses from voyage revenues, was $14,511 per day for the first quarter of 2010, an increase of 24.2% from $11,685 per day during the first quarter of 2009 and an increase of 10.3% from $13,158 per day during the fourth quarter of 2009.

Time Charter Revenues:
Time charter revenues increased by $16.7 million to $22.9 million for the quarter ended March 31, 2010 from $6.2 million for the quarter ended March 31, 2009. The increase was primarily due to higher average charter hire rates and an increase in time charter-out days.

Average Daily Time Charter Equivalent, which is an industry standard metric reflecting time charter-out revenues during the period reduced by commissions, was $16,299 per day for the first quarter of 2010, an increase of $10,352 from $5,947 per day during the same period in 2009 and an increase of 33.8% from $12,184 per day during the fourth quarter of 2009.  The Company believes the increase is  indicative of the recovering worldwide economy.

Expenses:
Total operating expenses for the quarter ended March 31, 2010 increased by $13.7 million or 15.5% to $102.3 million from $88.6 million for the same period in 2009.

Voyage expenses, which include fuel costs, commissions, port call charges and stevedoring, increased by $5.8 million or 19.9% to $34.8 million for the quarter ended March 31, 2010. The rise was primarily due to increased  fuel expenses as a result of increased average fuel costs, partially offset by lower fuel consumption; increased commission expense due to a rise in freight and time charter revenues, as well as increase in port call expenses and stevedore and other cargo-related expenses.

Vessel expenses, which consist of operating expenses relating to owned and controlled vessels, such as crewing, stores, repairs and maintenance, insurance and charter hire fees for vessels that are chartered-in, decreased by $0.2 million or 0.7% to $27.8 million for the first quarter 2010 as compared to $28.0 million for the first quarter of 2009. The decrease in vessel expenses was principally due to not chartering-in any vessels during the first quarter 2010. Owned vessel expenses increased by $0.3 million due to an increase in the average number of controlled vessels which also increased the number of vessel days. The increase in owned vessel expenses was partially offset by a decrease in the average operating expense day rate. The average operating expense day rate decreased principally due to a decrease in insurance expenses.

General and administrative expenses increased by $3.7 million or 42.4% to $12.4 million for the quarter ended March 31, 2010, primarily due to an accrual in the first quarter of 2010 for a non cash stock bonus that is anticipated to be granted to employees in 2010 and fees incurred in connection to the redomestication of the Company from Bermuda to Ireland.

Operating expenses for the first quarter 2010 also includes an expense of $1.9 million related to TBS Logistics Incorporated, our cargo and transport management subsidiary.

Debt Covenant Renegotiation:
The Company has successfully renegotiated its credit facilites and are in compliance with the financial covenants. The financial covenants such as the consolidated leverage ratio, fixed interest coverage ratio and minimum cash balance requirements have been modified through the maturity of the respective credit facility.

Under the terms of the amended credit facilities, the Company is required to maintain a minimum consolidated fixed charge ratio, a maximum restricted consolidated leverage ratio and a minimum month-end cash and cash equivalent balances.

The Company expects to be in compliance with all the financial covenants of the amended credit facilities through maturity.  The Balance Sheet will therefore return to the traditional classification of short-term debt and long-term debt.

Fleet Development
On March 26, 2010, TBS took delivery of the M/V Dakota Princess, the second in the series of six “Roymar Class”, 34,000 dwt multipurpose tweendecker newbuilding vessels that the Company ordered from China Communications Construction Company/ Nantong Yahua Shipbuilding Co., Ltd. for a purchase price of $35.5 million each.

Each of these vessels has box-shaped holds, open hatches and fully retractable hydraulic tweendecks and is geared with 35-and 40-ton cranes combinable up to 80 tons. Each will also have a modern fuel-efficient engine enabling the vessel to operate effectively at 15 knots.

With the delivery of this vessel, TBS’ operational fleet expanded to 49 vessels with an aggregate of 1.47 million dwt, consisting of 26 tweendeckers and 23 handymax/ handysize bulk carriers.

TBS previously entered into a $150 million term loan credit agreement with a syndicate of lenders led by The Royal Bank of Scotland to finance the building and purchase of these six new multipurpose vessels. As of March 31, 2010, the Company had made cumulative payments of $84.0 million to the shipyard toward the purchase of the four remaining newbuild vessels.

TBS 2010 Drydock Program and Vessel Upgrade Program:
For 2010, TBS’ plan is to drydock 17 vessels for approximately 430 drydocking days with a steel renewal of about 1,695 metric tons at a total cost of approximately $15.5 million. This includes two vessels that entered into drydocking during the fourth quarter of 2009.

Our anticipated 2010 drydocking schedule is as follows:

•
During the three months ended March 31, 2010, TBS had two vessels that entered into drydock during the fourth quarter of 2009 that continued their drydock for 28 days in the first quarter of 2010. In addition, two vessels entered into drydock for 45 days, requiring about 85 metric tons of steel.

•	In the second quarter 2010, TBS plans to drydock six vessels requiring about 470 metric tons of steel and about 140 drydock days.
•
In the third quarter 2010, TBS plans to drydock three vessels requiring about 350 metric tons of steel and about 90 drydock days. Two vessels scheduled to enter into drydock in the second quarter are planned to continue their drydocking in this quarter.

•
In the fourth quarter 2010, TBS plans to drydock four vessels, requiring about 790 metric tons of steel and about 127 drydock days. Two vessels scheduled to enter into drydock in the third quarter are planned to continue their drydocking in this quarter.

Conference call and webcast:
Today, May 10, 2010 at 10:00 a.m. EDT, the Company’s management will host a conference call to discuss the results.

Conference call details:
Participants should dial into the call 10 minutes before the scheduled time using the following numbers: 1-888-713-4214 (from the US) or 1-617-213-4866 (International Dial In). Participant Passcode: 56541902. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PGQB6EBN7. Pre-registrants will be issued a PIN number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

Webcast:
There will also be a live slides and audio webcast of the conference call on the Company’s website www.tbsship.com, which can be accessed by clicking on the “Webcasts” link under the “Investor Relations” menu. As soon as practicable, the webcast and the corresponding slides will be archived and will also be accessible on our website.

Replay:
A telephonic replay of the conference call will be available from 1:00 p.m. EDT on Monday, May 10, 2010 until Monday, May 17, 2010 by dialing 1-888-286-8010 (from the US) or 1-617-801-6888 (international dial in). Access Code: 54606667.

Consolidated Statements of Income
For the First Quarter Ended March 31, 2010 and 2009
 (In thousands, except per share amounts and outstanding shares)

	Three Months Ended
	March 31,
	2010	2009

Revenue
Voyage revenue	$74,358	$64,513
Time charter revenue	22,903	6,171
Logistic revenue (1)	2,652	266
Other revenue	156	208
Total Revenue	100,069	71,158

Operating expenses
Voyage	34,780	28,999
Logistics (1)	1,877	249
Vessel	27,771	27,979
Depreciation and amortization of vessels
and other fixed assets	25,497	22,719
General and administrative	12,373	8,686
Total operating expenses	102,298	88,632

(Loss) from operations	(2,229)	(17,474)

Other (expenses) and income
Interest expense	(5,396)	(3,511)
Loss on extinguishment of debt	(200)	0
Other income (expense), including interest income	(18)	(303)
Total other (expenses) and income, net	(5,614)	(3,814)

Net (loss)	$(7,843)	$(21,288)

Earnings per share
Net (loss) per ordinary share
Basic and Diluted	$(0.26)	$(0.71)
Weighted average ordinary shares outstanding
Basic and Diluted	29,887,632	29,817,405

Operating Data for the Three Months Ended March 31, 2010 and 2009

	Three Months Ended
	March 31,
	2010	2009
Other Operating Data:
Controlled vessels (at end of period) (2)	49	47
Chartered vessels (at end of period) (3)		2
Freight Voyage days (4)	2,804	3,116
Vessel days (5)	4,325	4,362
Tons of cargo shipped (6)	2,674	2,148
Revenue per ton (7)	$27.81	$30.04
Tons of cargo shipped, excluding
aggregates (6) (8)	1,239	1,153
Revenue per ton, excluding
aggregates (7) (8)	$52.84	$44.78
Chartered-out days	1,337	887
Chartered-out rate per day	$17,130	$6,958
TCE per day-Freight Voyages (9)	$14,511	$11,685
TCE per day-Time Charters-Out (10)	$16,299	$5,947

(1)	TBS Logistics represents revenue and related costs for cargo and transportation management services as part of TBS’ Five Star Service to customers which began operations in the fourth quarter of 2007.

(2)	Controlled vessels are vessels that are owned or chartered-in with an option to purchase. As of March 31, 2010, two vessels in the controlled fleet were chartered-in with an option to purchase.

(3)	Represents vessels that were both chartered-in under short-term charters (less than one year at the start of the charter) and chartered in under long-term charters without an option to purchase.

(4)	Represents the number of days controlled and time-chartered vessels were operated by the Company performing freight voyages. Freight voyage days exclude both off-hire days and time chartered out days.

(5)
Represents the number of days that relate to vessel expense for controlled and time-chartered vessels. Vessel expense relating to controlled vessels is based on a 365-day year. Vessel expense relating to chartered-in vessels is based on the actual number of days the vessel is operated, excluding off-hire days.

(6)	In thousands.

(7)
Revenue tons is a measurement on which shipments are freighted. Cargoes are rated as weight (based on metric tons) or measure (based on cubic meters), whichever produces the higher revenue will be considered the revenue ton.

(8)
Aggregates represent high-volume, low-freighted cargo, which can overstate the amount of tons that is carried on a regular basis and accordingly reduces the revenue per ton. TBS believes that the exclusion of aggregates better reflects their cargo shipping and revenue per ton data for their principal services.

(9)
Daily Time Charter Equivalent or "TCE" rates are defined as voyage revenue less voyage expenses during the period divided by the number of available freight voyage days during the period. Voyage expenses include: fuel, port call, commissions, stevedore and other cargo related and miscellaneous voyage expenses. No deduction is made for vessel or general and administrative expenses. TCE includes the full amount of any probable losses on voyages at the time such losses can be estimated. TCE is an industry standard for measuring and analyzing fluctuations between financial periods and as a method of equating TCE revenue generated from a voyage charter to time charter revenue.

(10)
Daily Time Charter Equivalent or "TCE" rates for vessels that are time chartered out are defined as time charter revenue during the period reduced principally by commissions divided by the number of available time charter days during the period.  Commission for vessels that are time chartered out for the three months ended March 31, 2010 and March 31, 2009 were $1.1 million and $0.3 million, respectively. For the three months ended March 31, 2009, time charter voyages include fuel cost of $0.6 million. The fuel cost is related to fuel price differentials caused by volatility in the fuel market and the cost for ballasting vessels to time charter delivery ports.  No deduction is made for vessel or general and administrative expenses.  TCE is an industry standard for measuring and analyzing fluctuations between financial periods and as a method of equating TCE revenue generated from a voyage charter to time charter revenue.

Balance Sheet Data
Please find below TBS’ selected balance sheet data:

	March 31,	December 31,
	2010	2009
Balance Sheet Data (In thousands):
Cash and cash equivalents	$37,830	$51,040
Restricted cash	6,175	8,675
Working capital	(26,308)	(285,823)
Total assets	935,367	953,588

Total debt, including current portion	340,287	351,247
Total shareholders' equity	530,950	537,728

Non-GAAP Reconciliations

Please find below TBS’ EBITDA reconciliation for the three months ended March 31, 2010 and 2009.

	Three Months Ended
	March 31,
	2010	2009
EBITDA Reconciliation (In thousands):
Net (loss) income	$(7,843)	$(21,288)
Net interest expense	5,592	3,422
Depreciation and amortization	25,497	22,719
EBITDA	$23,246	$4,853

Forward-Looking Statements "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations.

Included among the factors that, in the company's view, could cause actual results to differ materially from the forward-looking statements contained in this press release are the following:

•	changes in demand for the company’s services, which are increasingly difficult to predict due to economic conditions and uncertainty;
•	the effect of a decline in vessel valuations;
•	the company’s ability to maintain financial ratios and satisfy financial covenants required by its credit facilities, as amended;
•	the company’s ability to finance its operations and raise additional capital on commercially reasonable terms or at all;
•
changes in rules and regulations applicable to the shipping industry, including legislation adopted by international organizations such as the  International Maritime Organization and the European Union or by individual countries;

•	actions taken by regulatory authorities;
•	changes in trading patterns, which may significantly affect overall vessel tonnage requirements;
•	changes in the typical seasonal variations in charter rates;
•	volatility in costs, including changes in production of or demand for oil and petroleum products, crew wages, insurance, provisions, repairs and maintenance, generally or in particular regions;
•	default by financial counterparties;
•	a material decline or weakness in shipping rates, which may occur if the economic recovery is not sustainable;
•	changes in general domestic and international political conditions;
•
changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards which may affect, among other things, the Company’s anticipated drydocking or maintenance and repair costs;

•	increases in the cost of the Company’s drydocking program or delays in its anticipated drydocking schedule;
•
China Communications Construction Company Ltd./Nantong Yahua Shipbuilding Group Co., Ltd.’s ability to complete and deliver the remaining  multipurpose tweendeckers on the anticipated schedule and the ability of the parties to satisfy the conditions in the shipbuilding agreements;

•	the possible effects of pending and future legislation in the United States that may limit or eliminate potential U.S. tax benefits resulting from the Company’s jurisdiction of incorporation;
•	Irish corporate governance and regulatory requirements which could prove different or more challenging than currently expected; and
•	other factors that are described in the “Risk Factors” sections of reports filed with the Securities and Exchange Commission.

About TBS International plc
TBS is a fully-integrated transportation service company that provides worldwide shipping solutions to a diverse client base of industrial shippers.  Through the TBS Five Star Service consisting of ocean transportation, operations, logistics, port services, and strategic planning, TBS offers total project coordination and door-to-door supply chain management. The TBS shipping network operates liner, parcel and dry bulk services, supported by a fleet of multipurpose tweendeckers and handysize and handymax bulk carriers, including specialized heavy-lift vessels and newbuild tonnage. TBS has developed its business around key trade routes between Latin America and China, Japan and South Korea, as well as select ports in North America, Africa, the Caribbean and the Middle East.

Visit our website at www.tbsship.com

For more information, please contact:
     Company Contact:
     Ferdinand V. Lepere
     Executive Vice President and Chief Financial Officer
     TBS International plc
     Tel. 914-961-1000
     InvestorRequest@tbsship.com

Investor Relations / Media:
     Nicolas Bornozis
     Capital Link, Inc. New York
     Tel. 212-661-7566
     E-mail: tbs@capitallink.com